Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 11,700,000.00		$ 1,615.77
	Total Transaction Valuation:	$ 11,700,000.00
	Total Fees Due for Filing:			$ 1,615.77
	Total Fees Previously Paid:			$ 1,615.77
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The Transaction Valuation was calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $1,615.77was paid in connection with the filing of the Schedule TO by John Hancock Marathon Asset-Based Lending Fund (File No. 005-93713) on November 21, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The Amount of Filing Fee was calculated at $138.10 per $1,000,000 of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A